Filed Pursuant to Rule 433
Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,
333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

FPL GROUP CAPITAL INC

Pricing Term Sheet

November 5, 2009

Issuer:  FPL Group Capital Inc

Underwriters:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

RBS Securities Inc.

Designation:	Floating Rate Debentures, Series due November 9, 2012
Legal Format:	SEC Registered
Principal Amount:	$200,000,000
Date of Maturity:	November 9, 2012
Interest Payment Dates:	Each February 9, May 9, August 9 and November 9, beginning February 9, 2010

Coupon Rate:

Floating rate based on three-month LIBOR rate, reset quarterly on each February 9, May 9, August 9 and November 9, beginning February 9, 2010 (calculated as described in the Preliminary Prospectus Supplement, dated November 5, 2009), plus 0.40%. The floating rate that will be in effect on the Settlement Date will be determined on November 6, 2009.

Price to Public:	100% of the principal amount thereof
Trade Date:	November 5, 2009
Settlement Date:	November 10, 2009
CUSIP / ISIN Number:	302570 BG0 / US302570BG01

Expected Credit Ratings:*
Moody’s Investors Service, Inc.	“A2” (stable)
Standard & Poor’s Ratings Services	“A-” (stable)
Fitch Ratings	“A” (stable)

*  A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or RBS Securities Inc. toll-free at 1-866-884-2071.